UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 26, 2012, the board of directors (the “Board”) of Monarch Casino & Resort, Inc. (the “Company”) appointed David-Jacques Farahi (age 30) as Chief Operating Officer of the Company.   David-Jacques Farahi is the son of John Farahi, the Company’s Co-Chairman of the Board and Chief Executive Officer, and the nephew of Bob Farahi, the Company’s Co-Chairman of the Board, President and Secretary.

David-Jacques Farahi most recently held the positions of Executive Director of Gaming Operations and Director of Investor Relations for Monarch Casino & Resort, Inc.  Mr. Farahi began his gaming and hospitality career in 1998.  He has extensive experience in over a dozen positions at Atlantis Casino Resort Spa in Reno, NV, including Director of Slot Operations, with over eight years at the resort.  From 2004 to 2006, Mr. Farahi held finance positions with HSBC Bank plc in their New York, London and Geneva offices, in both the investment and private banking divisions.  Additional positions in the financial sector include positions at Wells Fargo & Company in San Francisco, and The Goldman Sachs Group, Inc. in Chicago.  Mr. Farahi currently sits on the City of Reno Redevelopment Agency Advisory Board and holds a council seat with the Urban Land Institute’s Recreational Development Council.  Mr. Farahi achieved an MBA from Columbia Business School, receiving Dean’s List honors, with concentrations in both Real Estate and Finance.  He also holds a BA in Economics and International Studies from Northwestern University, earning Dean’s List honors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: May 2, 2012	/s/ Ronald Rowan
Ronald Rowan
Chief Financial Officer and Treasurer